Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Dex Media, Inc.

We consent to the use of our reports dated March 18, 2013, with respect to the consolidated balance sheets of Dex One Corporation as of December 31, 2012, and the related consolidated statements of comprehensive income (loss), changes in shareholders’ equity (deficit)  and cash flows for each of the years in the two-year period ended December 31, 2012 incorporated herein by reference.

/s/ KPMG LLP

Raleigh, North Carolina

December 17, 2014